FOR IMMEDIATE RELEASE
Exhibit 99.1

INNOPHOS ELECTS ROBERT HARRER VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

CRANBURY, New Jersey – (March 3, 2014) – Innophos Holdings, Inc. (NASDAQ: IPHS), a leading international producer of performance-critical and nutritional specialty ingredients, today announced that its Board of Directors has elected Robert Harrer as Vice President and Chief Financial Officer.

Mr. Harrer comes to Innophos with over twenty years of experience in various global financial leadership positions. He most recently served as Chief Financial Officer and Chief Administrative Officer for Avantor Performance Materials (formerly Mallinckrodt Baker). He previously was with Rohm and Haas, SKW Trostberg AG (Nature Products Division) and Alcatel. Mr. Harrer holds a Master of Business Administration and Mathematics from Albert Einstein University in Ulm, Germany.

"We are extremely pleased to have Robert join Innophos," said Randy Gress, Chairman and Chief Executive Officer. "With his global financial leadership experience and extensive international background, Robert will make important contributions toward achieving our growth objectives and strategic targets to increase shareholder value.” Mr. Gress went on to say, “I also wish to thank Mark Feuerbach for his exemplary service as CFO during the transition. Mark will continue in his previous roles as Vice President and Treasurer and head of Investor Relations and Financial Planning and Analysis.”

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299    Bryan Armstrong/Matt Steinberg
investor.relations@innophos.com         (212) 850-5600